Exhibit 99.1

LINN ENERGY ANNOUNCES THIRD QUARTER 2010 RESULTS

HOUSTON, October 28, 2010 – LINN Energy, LLC (NASDAQ: LINE) announced today operating and financial results for the three and nine months ended September 30, 2010, and its outlook for the remainder of 2010.

The Company reported the following significant third quarter results:

•	Average daily production of 283 MMcfe/d – an increase of 30 percent over third quarter 2009;

•	Adjusted EBITDA of $185 million – an increase of 30 percent over third quarter 2009;

•	Five-percent quarterly cash distribution increase to $0.66 per unit, or $2.64 per unit on an annualized basis;

•	Distribution coverage ratio of 1.18x, excluding five-percent distribution increase (1.13x, including distribution increase); and

•	Adjusted net income of $0.38 per unit, compared to mid-point guidance of $0.34 per unit.

The Company also reported the following significant highlights:

•	Projected distribution coverage ratio for the fourth quarter of 1.20x, including increased distribution;

•	Acceleration of Granite Wash program to four operated rigs;

•	Closed and pending acquisitions in the Permian Basin Wolfberry trend for a combined contract price of more than $442 million;

•	Completed a $1 billion offering of 7.75% senior notes due 2021;

•	Current undrawn $1.5 billion credit facility; and

•
Strengthened commodity hedge portfolio, with current expected natural gas production hedged at approximately 100 percent through 2015 and oil production hedged at approximately 100 percent through 2013 and 70 percent for 2014.

“LINN’s quarterly cash distribution increase reflects our positive outlook for the future, given our acquisition success, projected organic growth and extensive commodity hedge portfolio,” said Mark E. Ellis, President and Chief Executive Officer of LINN Energy.  “We already have approximately $1.2 billion in acquisitions pending or closed this year, and we currently have an undrawn $1.5 billion credit facility, which positions us to continue pursuing accretive acquisitions.  We believe that our strengthened commodity hedge portfolio, continued accretive acquisitions and projected organic growth will provide us with the ability to grow future distributions while simultaneously growing our distribution coverage ratio.”

Cash Distribution Increase

On October 25, the Company’s Board of Directors announced an increased quarterly cash distribution for the third fiscal quarter of 2010 of $0.66 per unit, or $2.64 per unit on an annualized basis, for all of its outstanding units.  This distribution represents an increase of approximately five percent over the second quarter distribution of $0.63 per unit.  The distribution will be paid November 12, 2010, to unitholders of record as of the close of business on November 4, 2010.

Operational Highlights

Granite Wash

During the third quarter, LINN drilled and completed three operated horizontal Granite Wash wells.  The Black 50-1H, Stein 1-3H and Thomas 5-8H had initial production rates of 60.2 MMcfe/d, 37.2 MMcfe/d and 26.2 MMcfe/d, respectively.  The Company currently has two additional wells awaiting completion operations.  The Cooprider well in Oklahoma has been drilled and is being completed.  Current gross operated production capacity from the Company’s horizontal Granite Wash program is approximately 60 MMcfe/d, or approximately 27 MMcfe/d net operated production capacity.

LINN anticipates accelerating its Granite Wash program by increasing its operated rig count to four during the fourth quarter.  The Company expects to maintain a four-rig program throughout 2011, drilling between 30 and 35 operated wells for the year and completing two to three wells each month.  LINN has identified more than 100 horizontal drilling locations in the Texas Panhandle portion of the Granite Wash trend, and expects this inventory to expand in Texas and Oklahoma as the Company continues to drill in this area.

GRANITE WASH THIRD QUARTER OPERATED ACTIVITY
Well	State	Date of First Production	Gross IP Equivalent (MMcfe/d)*	Status
Black 50-1H	Texas	Q3 2010	60.2	Producing
Stein 1-3H	Texas	Q3 2010	37.2	Producing
Thomas 5-8H	Texas	Q3 2010	26.2	Producing
Cooprider 1-34H	Oklahoma	Est. Q4 2010	---	Completing
Black 50-2H	Texas	Est. Q4 2010	---	Awaiting Completion
Stein 1-2H	Texas	Est. Q4 2010	---	Awaiting Completion
Black 49-1H	Texas	Est. Q1 2011	---	Drilling
Black 49-2H	Texas	Est. Q1 2011	---	Drilling
Black 49-3H	Texas	Est. Q1 2011	---	Drilling
Puryear 28-7H	Texas	Est. Q1 2011	---	Preparing to spud
* 24-hour initial test rate

Permian Basin

LINN Energy operates approximately 750 wells and produces more than 8,000 barrels of oil equivalent per day in the Permian Basin.  Following closing of the most recently announced acquisitions, the Company expects to have net production of approximately 10,000 Boe/d by the end of 2010.  The acquisitions are scheduled to close before the end of November 2010.  The Company currently has two active rigs in the Permian Basin Wolfberry trend, where it expects to increase the rig count to five by year-end and drill 14 wells during the fourth quarter 2010.  LINN has identified approximately 400 Wolfberry drilling locations, equating to a four-year drilling inventory at current spacing.  Results from recently drilled wells in the Wolfberry trend have met or exceeded expectations with initial production ranging from 50 Boe/d – 150 Boe/d.  The Company will continue to target this area for additional acquisition opportunities.

Supplemental information on the Company’s financial and operational results can be found under Presentations at www.linnenergy.com.

Acquisitions Update

LINN Energy continues to pursue its growth through acquisitions strategy.  Year to date, the Company has closed or pending acquisitions totaling approximately $1.2 billion, with:

•	Proved reserves of approximately 111 MMBoe;

•	Approximately 45 percent oil and NGL; and

•	Acquisition costs of $11.10 per barrel equivalent.

During the third quarter, the Company closed a previously announced acquisition of oil and natural gas properties in the Wolfberry trend of the Permian Basin and announced three additional acquisitions in the trend, further expanding the Company’s position in this prolific area.

The Company closed a Wolfberry acquisition on August 16, 2010, for a contract price of $90 million.  This acquisition added approximately 50 proved low-risk infill drilling and optimization opportunities and proved reserves of approximately 7 MMBoe (approximately 78 percent oil), with a reserve life of approximately 19 years.

On September 7, 2010, the Company announced three additional Wolfberry acquisitions for a combined contract price of $352.2 million, subject to closing conditions.  In addition to approximately 230 Wolfberry drilling locations, these acquisitions are expected to add proved reserves of approximately 30 MMBoe (72 percent proved oil), with a reserve life of approximately 25 years.  The Company closed two of these acquisitions in October 2010 and expects the third acquisition will close before the end of November 2010.

Third Quarter 2010 Results

Production for the third quarter 2010 averaged 283 MMcfe/d, compared to third quarter 2009 of 217 MMcfe/d – an increase of 30 percent.  Production was positively impacted by acquisitions and better than expected operating results.

In the third quarter 2010, the Company’s hedged realized average price per Bbl was $91.80.  This equates to a $20.38 per Bbl benefit from its hedge positions over its unhedged realized average price of $71.42 per Bbl.  The hedged realized average price for natural gas was $8.32 per Mcf for the third quarter 2010.  This equates to a $4.23 per Mcf benefit from its hedge positions over its unhedged realized average price of $4.09 per Mcf.  Realized average price for NGL production was $34.21 per Bbl for the third quarter 2010.

Lease operating expenses for the third quarter 2010 were approximately $42 million, or $1.61 per Mcfe, compared to $33 million, or $1.67 per Mcfe, in the third quarter 2009.  Transportation expenses for the third quarter 2010 were approximately $5 million, or $0.20 per Mcfe, compared to $6 million, or $0.32 per Mcfe, in the third quarter 2009.  Taxes, other than income taxes for the third quarter 2010 were approximately $12 million, or $0.46 per Mcfe, compared to $6 million, or $0.30 per Mcfe, in the third quarter 2009.  General and administrative expenses for the third quarter 2010 were approximately $24 million, or $0.91 per Mcfe, compared to $20 million, or $0.98 per Mcfe, in the third quarter 2009.  Depreciation, depletion and amortization expenses for the third quarter 2010 were approximately $62 million, or $2.40 per Mcfe, compared to $49 million, or $2.47 per Mcfe, in the third quarter 2009.

For the third quarter 2010, the Company’s distribution coverage ratio was 1.18x, excluding the five percent distribution increase (1.13x, including the distribution increase), compared to 1.09x in the third quarter 2009.  The Company generated adjusted EBITDA (a non-GAAP financial measure) of $185 million during the third quarter 2010, compared to $142 million for the third quarter 2009 – an increase of 30 percent.  Adjusted EBITDA is a measure used by Company management to evaluate cash flow and the Company’s ability to sustain or increase distributions.  A reconciliation of adjusted EBITDA to income from continuing operations is provided in this release (see Schedule 1).  The most significant reconciling items are interest expense and noncash items, including the change in fair value of derivatives, and depreciation, depletion and amortization.

The Company utilizes commodity hedging to capture cash-flow margin and reduce cash-flow volatility.  The Company reported gains on derivatives from oil and natural gas hedges of approximately $44 million for the quarter.  This includes $39 million of noncash losses from a change in fair value of hedge positions, due to the increase in commodity prices and realized hedge revenues of $83 million during the third quarter.  Noncash gains or losses do not affect adjusted EBITDA, cash flow from operations or the Company’s ability to pay cash distributions.

For the third quarter 2010, the Company reported income from continuing operations of $4 million, or $0.03 per unit, which includes noncash losses of $39 million, or $0.26 per unit, from the change in fair value of hedges covering future production and noncash gains of $38 million, or $0.26 per unit, on interest rate hedges and realized losses of $50 million, or $0.34 per unit, on canceled derivatives.  Excluding these items, adjusted net income for the third quarter 2010 was $56 million, or $0.38 per unit (see Schedule 2).

Adjusted net income from continuing operations is a non-GAAP financial measure, and a reconciliation of adjusted net income to income from continuing operations is provided in this release (see Schedule 2).  Adjusted net income is presented as a measure of the Company’s operational performance from oil and natural gas properties, prior to unrealized (gains) losses on derivatives, realized (gains) losses on canceled derivatives, impairment of goodwill and long-lived assets and (gains) losses on the sale of assets, net, because these items affect the comparability of operating results from period to period.

Senior Notes Offering

During the third quarter, the Company issued $1 billion aggregate principal amount of 7.75% senior unsecured notes due 2021.  The net proceeds from this offering, which closed September 13, 2010, were used to reduce all debt under the Company’s revolving credit facility and unwind certain interest rate swaps.  LINN currently has no near-term debt maturities and all of its debt is currently at a fixed rate.

Conference Call and Webcast

As previously announced, management will host a teleconference call on October 28, 2010, at 10 a.m. Central /11 a.m. Eastern to discuss LINN Energy’s third quarter 2010 results and its outlook for the remainder of 2010.  Prepared remarks by Mark E. Ellis, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer period.

Investors and analysts are invited to participate in the call by phone at (877) 224-9081 (Conference ID: 18690901) or via the internet at www.linnenergy.com.  A replay of the call will be available on the Company’s website or by phone at (800) 642-1687 (Conference ID: 18690901) for a seven-day period following the call.

Supplemental information on the Company’s financial and operational results can be found under Presentations at www.linnenergy.com.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted EBITDA” in this press release (see Schedule 1).

Adjusted net income is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted Net Income” in this press release (see Schedule 2).

Estimates of proved reserves of pending acquisitions included in this press release were calculated as of the effective dates of the acquisitions using forward strip oil and natural gas prices.  These estimates of proved reserves differ from those prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).  See Supplemental Information under Presentations at www.linnenergy.com for estimates of reserves calculated in accordance with SEC rules and regulations.

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets.  LINN Energy is a top-20 U.S. independent oil and natural gas development company, with approximately 2.4 Tcfe of proved reserves in producing U.S. basins as of year-end 2009 (pro forma for closed and pending acquisitions in 2010).  More information about LINN Energy is available at www.linnenergy.com.

This press release includes “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.  See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	LINN ENERGY, LLC

Investors:
Clay Jeansonne, Vice President – Investor Relations
281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183

Schedule 1
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

Adjusted EBITDA

Adjusted EBITDA (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted EBITDA should be considered in conjunction with income from continuing operations and other performance measures prepared in accordance with GAAP, such as operating income or cash flow from operating activities.  Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

The Company defines adjusted EBITDA as income (loss) from continuing operations plus the following adjustments:

•	Net operating cash flow from acquisitions and divestitures, effective date through closing date;
•	Interest expense;
•	Depreciation, depletion and amortization;
•	Impairment of goodwill and long-lived assets;
•	Write-off of deferred financing fees and other;
•	(Gains) losses on sale of assets and other, net;
•	Provision for legal matters;
•	Unrealized (gains) losses on commodity derivatives;
•	Unrealized (gains) losses on interest rate derivatives;
•	Realized (gains) losses on interest rate derivatives;
•	Realized (gains) losses on canceled derivatives;
•	Unit-based compensation expenses;
•	Exploration costs; and
•	Income tax (benefit) expense.

Adjusted EBITDA is a measure used by Company management to indicate (prior to the establishment of any reserves by its Board of Directors) the cash distributions the Company expects to make to its unitholders.  Adjusted EBITDA is also a quantitative measure used throughout the investment community with respect to publicly-traded partnerships and limited liability companies.

Schedule 1 – Continued
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

The following presents a reconciliation of income (loss) from continuing operations to adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands)

Income (loss) from continuing operations	$4,143	$(82,462)	$129,239	$(229,876)
Plus:
Net operating cash flow from acquisitions and divestitures, effective date through closing date	4,200	3,593	22,717	3,593
Interest expense, cash	16,125	21,978	55,818	50,990
Interest expense, noncash	37,372	6,047	71,301	14,706
Depreciation, depletion and amortization	62,482	49,440	169,614	151,934
Write-off of deferred financing fees and other	—	—	2,076	204
(Gains) losses on sale of assets and other, net	1,276	2,361	1,946	(23,290)
Provision for legal matters	5,000	―	5,000	―
Unrealized (gains) losses on commodity derivatives	39,405	156,054	(34,726)	462,727
Unrealized (gains) losses on interest rate derivatives	(38,089)	14,751	(63,978)	(6,327)
Realized losses on interest rate derivatives	―	10,958	8,021	31,629
Realized (gains) losses on canceled derivatives	49,590	(44,780)	123,865	(48,977)
Unit-based compensation expenses	3,146	3,519	10,546	11,473
Exploration costs	281	861	4,297	4,625
Income tax expense	33	58	5,710	379
Adjusted EBITDA from continuing operations	$184,964	$142,378	$511,446	$423,790

The following presents a reconciliation of net cash provided by operating activities to adjusted EBITDA:

Net cash provided by operating activities for the three months ended September 30, 2010, was approximately $108.2 million and includes cash interest payments of approximately $15.9 million, realized losses on canceled derivatives of approximately $49.6 million and other items totaling approximately $11.3 million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the three months ended September 30, 2009, was approximately $71.9 million and includes cash interest payments of approximately $21.7 million, realized gains on canceled derivatives of approximately $(44.8) million, cash settlements on interest rate derivatives of approximately $11.0 million, premiums paid for commodity derivatives of approximately $93.6 million and other items totaling approximately $(11.0) million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the nine months ended September 30, 2010, was approximately $183.4 million and includes cash interest payments of approximately $55.4 million, cash settlements on interest rate derivatives of approximately $11.1 million, realized losses on canceled derivatives of approximately $123.9 million, premiums paid for commodity derivatives of approximately $91.0 million and other items totaling approximately $46.6 million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the nine months ended September 30, 2009, was approximately $330.1 million and includes cash interest payments of approximately $50.7 million, cash settlements on interest rate derivatives of approximately $30.8 million, realized gains on canceled derivatives of approximately $(49.0) million, premiums paid for commodity derivatives of $93.6 million and other items totaling approximately $(32.4) million that are not included in adjusted EBITDA.

Schedule 2
LINN Energy, LLC
Explanation and Reconciliation of Adjusted Net Income

Adjusted Net Income

Adjusted net income (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted net income should be considered in conjunction with net income from continuing operations and other performance measures prepared in accordance with GAAP.  Adjusted net income should not be considered in isolation or as a substitute for GAAP measures, such as net income or any other GAAP measure of liquidity or financial performance.  Adjusted net income is a performance measure used by management to evaluate the Company’s operational performance from oil and natural gas properties, prior to unrealized (gains) losses on derivatives, realized (gains) losses on canceled derivatives, impairment of goodwill and long-lived assets and (gains) losses on sale of assets, net.

The following presents a reconciliation of income (loss) from continuing operations to adjusted net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands, except per unit amounts)

Income (loss) from continuing operations	$4,143	$(82,462)	$129,239	$(229,876)
Plus:
Unrealized (gains) losses on commodity derivatives	39,405	156,054	(34,726)	462,727
Unrealized (gains) losses on interest rate derivatives	(38,089)	14,751	(63,978)	(6,327)
Realized (gains) losses on canceled derivatives	49,590	(44,780)	123,865	(48,977)
(Gains) losses on sale of assets, net	1,252	2,361	1,899	(23,290)
Adjusted net income from continuing operations	$56,301	$45,924	$156,299	$154,257

Income (loss) from continuing operations per unit – basic	$0.03	$(0.69)	$0.91	$(1.97)
Plus, per unit:
Unrealized (gains) losses on commodity derivatives	0.26	1.30	(0.24)	3.96
Unrealized (gains) losses on interest rate derivatives	(0.26)	0.12	(0.45)	(0.05)
Realized (gains) losses on canceled derivatives	0.34	(0.37)	0.87	(0.42)
(Gains) losses on sale of assets, net	0.01	0.02	0.01	(0.20)
Adjusted net income from continuing operations per unit – basic	$0.38	$0.38	$1.10	$1.32

Supplemental information on the Company’s financial and operational results can be found under Presentations at www.linnenergy.com.